UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2008

INTERNATIONAL ISOTOPES INC.

(Exact Name of Registrant as Specified in Its Charter)

TEXAS	0-22923	74-2763837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4137 Commerce Circle Idaho Falls, Idaho	83401
(Address of Principal Executive Offices)	(Zip Code)

208-524-5300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On May 27, 2008, the Company entered into a Unit Purchase Agreement (the "Agreement"), effective as of May 23, 2008, with Randall O'Kane ("O'Kane"), Keith Allberg ("Allberg") and Peter Ouimette ("Ouimette"), pursuant to which the Company purchased 11 units of limited liability company interests of RadQual, LLC, an Ohio limited liability company ("RadQual").

Prior to the Agreement, the Company held 10.5 units of limited liability company interests of RadQual, or 12% of the issued and outstanding units of RadQual,  which it acquired from O'Kane pursuant to an Option and Unit Purchase Agreement dated as of April 12, 2007.  Pursuant to the Agreement, the Company purchased one additional unit from O’Kane, five units from Allberg, and five units from Ouimette (collectively, the “Units”), for a total of 11 units of limited liability company interests in RadQual.  With the purchase of the Units, the Company currently holds 21.5 units of limited liability company interests of RadQual, or 24.5% of the issued and outstanding units of RadQual.

In consideration for the Units, the Company issued shares of unregistered common stock of the Company to O'Kane, Allberg and Ouimette valued in the aggregate at $660,000 based on the five day average closing price per publicly traded share of common stock preceding the May 23, 2008 effective date of the Agreement.

A copy of the Agreement is filed herewith as Exhibit 99.1 and the description of the Agreement is qualified in its entirety by reference to such document.

Item 3.02

Unregistered Sales of Equity Securities

As more fully discussed in Item 1.01, effective as of May 23, 2008, as consideration for the Company's purchase of the Units, the Company issued 84,270 shares of unregistered common stock to O'Kane, 421,348 shares of unregistered common stock to Allberg, and 421,348 shares of unregistered common stock to Ouimette, valued at $660,000 based on the five day average closing price per publicly traded share of common stock preceding the May 23, 2008, effective date of the Agreement.

The securities were sold in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D thereunder.

Item 9.01

Financial Statements and Exhibits

(d) Exhibits

99.1

Unit Purchase Agreement effective as of May 23, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Isotopes, Inc.

Date: June 2, 2008	By:	/s/ Steve T. Laflin
Steve T. Laflin President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description of Document

99.1	Unit Purchase Agreement effective as of May 23, 2008